UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
 Securities Exchange Act of 1934
May 20, 2014
 Date of report (Date of earliest event reported)
NEF Enterprises, Inc.
 (Exact name of registrant as specified in its charter)
Nevada	000-55074	33-1221758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)
1603 Orrington Avenue, Suite 600 Evanston, Illinois, 60201
(Address of Principal Executive Offices)

13809 SW 21st Terrace, Miami, FL
 (Previous Address of Principal Executive Offices)

Registrant's telephone number, including area code: 847-582-9901
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
o  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
o  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 (17 CFR 240.14d-2(b)).
o  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
 (17 CFR 240.13e-4(c)).

Section 5 – Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 20, 2014 the Board of Directors accepted the resignation of Roldis Estevez as a member of the Board of Directors and as President, CEO, CFO, Secretary and Treasurer effective May 20, 2014.
The Company has provided a copy of the disclosures it is making herein to Mr. Estevez and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K within two business days of receipt.
On May 20, 2014 the Board of Directors appointed Rich Rainey as President, CEO, CFO, Secretary and Treasurer of the Company, Irwin L. Zalcberg as Chairman of the Board of Directors, and Dr. Jayesh Mehta, David Moss, and John T. Norton as Directors of the Company.  There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.
Set forth below is a brief description of the background and business experience of each of the listed executive officers and directors:

Rich Rainey.  Mr. Rainey has over twenty years of experience in forming, capitalizing and running biotechnology companies.  Mr. Rainey has been affiliated with Avax Technologies for over fifteen years during which he helped the Company raise $60 million to fund drug development.  At AVAX, he oversaw the launch of clinical studies and commercial activities in United States, Europe and Australia of the Company's cancer vaccines, while overseeing manufacturing and regulatory filings for Phase I, II and III protocols.  He is a Certified Public Accountant in the Commonwealth of Pennsylvania and obtained his bachelors of science in accounting from the Pennsylvania State University.

Irwin L. Zalcberg.  Mr. Zalcberg graduated from University of Illinois in 1970 with a BA in finance.  He worked for Merrill Lynch between 1971-1974 as an account executive and on the floor of CBOE where he represented their proprietary risk arbitrage department.  From 1975-1991, Mr. Zalcberg was an independent trader on the CBOE and held a Chicago Board of Trade mini seat. In addition, Mr. Zalcberg was member of the CBOE from 1973 to 2001. Mr. Zalcberg has helped manage $500M of family money, has held and continues to hold several board positions of both public and private companies, has started dozens of companies, and has been responsible for the exits of several private and public companies with a combined transaction value of almost $2B. He is also a survivor of Non-Hodgkin's Lymphoma.

Jayesh Mehta, MD.  Dr. Mehta is a hematologist with over fifteen years of experience in blood cancers. He is an internationally-known expert in myeloma and hematopoietic stem cell transplantation. Dr. Mehta is co-inventor of several US patents covering the use of growth factors in myocardial infarction and stroke. He directs the Hematopoietic Stem Cell Transplant Program at Northwestern Memorial Hospital, Chicago. Dr. Mehta received his medical training at Bombay University, and specialized training/fellowship in hematologic malignancies and stem cell transplantation at Hadassah University Hospital, Jerusalem, Israel, and The Royal Marsden Hospital, UK.

David Moss.  Mr. Moss is an experienced venture capitalist having over twenty years of experience in the life sciences, resource and technology space.  Mr. Moss is Chairman and CEO of Re/Active Medical LTD a company focused on the disease of aging.  Mr. Moss invested, helped finance and take public Mobivity Inc.  (OTCBB: MFON) and Tonix Pharmaceuticals (NASDAQ: TNXP). He was recently a director of Armada Oil, Inc. (OTCBB: AOIL) and Pegasi Energy Resources Corporation (OTCBB: PGSI) and was responsible for both companies initial capital raises and public listings.   He also is an investor, largest shareholder and sits on the Board of Managers of Sorteo Games LLC and is a board observer and investor for Reliant Business Services.   Mr. Moss also acquired Digital Orchid, Inc. and renamed the company Sorteo Games, LLC which had over $26 million invested prior to his purchase.  He also was instrumental in the purchase and restructuring of Mirapoint Software.  Mirapoint is the first appliance-based email provider serving over 120 million corporate email accounts.  He served as Managing Director, Corporate Finance, for Jesup Lamont Securities, where he advised companies on corporate strategy, financings, and business development.  Previously, Mr. Moss served as Managing Partner at a Seattle-based venture capital firm, The Phoenix Partners with $110 million under management where he ran their healthcare portfolio. He holds an MBA from Rice University and a B.A. in Economics from the University of California, San Diego.

John T. Norton.  Dr. Norton is an expert in cancer biology with 10 years of experience in cancer drug discovery & development. Dr. Norton is a co-inventor of Numonafide, one of Panther's clinical candidates. Dr. Norton received his PhD from Northwestern and is currently pursuing his MBA from the University of San Diego.

SIGNATURES

NEF ENTERPRISES, INC.
Dated: May 20, 2014	By: /s/ Rich Rainey Rich Rainey, President